Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

Plaintiffs, et al., Defendants.
1925 HOOPER LLC; ROBERT J. ARKO; and ANDREW M. MOORE; on behalf of themselves and all others similarly situated, Plaintiffs, v. NATIONAL ASSOCIATION OF REALTORS, et al., Defendants.	Case No. 1:23-cv-05392-MHC

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is made and entered into this 9th day of December 2024 (the “Execution Date”), by and between Defendant eXp World Holdings, Inc. (“eXp Holdings”), eXp Realty, LLC, eXp Realty of California, Inc., eXp Realty of Southern California, Inc., eXp Realty of Greater Los Angeles, Inc., and eXp Realty of Northern California, Inc. (together with eXp Holdings, “eXp”), and Plaintiffs 1925 Hooper LLC, Robert J. Arko and Andrew M. Moore (collectively “Plaintiffs”), who filed suit in the above captioned action both individually and as representatives of one or more putative classes of home sellers.  Plaintiffs enter this Settlement Agreement both individually and on behalf of the Settlement Class, as defined below.

WHEREAS, in the Action Plaintiffs allege that eXp Holdings participated in a conspiracy to raise, fix, maintain, or stabilize real estate commissions in violation of Section 1 of the Sherman Act and corresponding state laws;

WHEREAS, eXp Holdings denies Plaintiffs’ allegations in the Action and has asserted defenses to Plaintiffs’ claims;

WHEREAS, extensive arm’s-length settlement negotiations have taken place between Plaintiffs’ Co-Lead Counsel and counsel for eXp, including, among other things, bilateral negotiations, a mediation with two nationally recognized and highly experienced mediators at the conclusion of which a binding Settlement Term Sheet was executed, and the subsequent drafting and negotiation of this Settlement Agreement;

WHEREAS, the Action will continue against the Non-eXp Defendants unless Plaintiffs separately settle with any of the Non-eXp Defendants;

WHEREAS, Plaintiffs have conducted an extensive investigation into the facts and the law regarding the claims asserted in the Action, and have concluded that a settlement with eXp according to the terms set forth below is fair, reasonable, and adequate and in the best interest of Plaintiffs and the Settlement Class;

WHEREAS, eXp believes that it is not liable for the claims asserted and has good defenses to Plaintiffs’ claims, but nevertheless has decided to enter into this Settlement Agreement to avoid further expense, inconvenience, and the distraction of burdensome and protracted litigation, to obtain the nationwide releases, orders, and judgment contemplated by this Settlement Agreement, and to put to rest with finality all claims that Plaintiffs and Settlement Class Members have or could have asserted against the Released Parties, as defined below; and

WHEREAS, eXp, in addition to the settlement payments set forth below, has agreed to cooperate with Plaintiffs and to implement certain practice changes, each as set forth in this Settlement Agreement.

NOW, THEREFORE, in consideration of the agreements and releases set forth herein and other good and valuable consideration, and intending to be legally bound, it is agreed by and between eXp and the Plaintiffs that the Action be settled, compromised, and dismissed with prejudice as to eXp Holdings only, without costs to Plaintiffs, the Settlement Class or eXp except as provided for herein, subject to the approval of the Court, on the following terms and conditions:

A.Definitions

The following terms, as used in this Settlement Agreement, have the following meanings:

1.“Action” means 1925 Hooper, LLC, et al., v. NAR, et al. (N. D. Ga. Case No. 1:23-cv-05392-MHC).
2.“Corporate Defendants” means any defendant aside from the National Association of Realtors named in the Action.
3.“Co-Lead Counsel” means the following law firms:

KNIGHT PALMER LLC

1360 Peachtree Street, Suite 1201

Atlanta, GA 30309

KABAT, CHAPMAN & OZMER LLP

171 17th Street NW, Suite 1550

Atlanta, GA 30363

4.“Court” means the U.S. District Court for the Northern District of Georgia.
5.“Defendants” means all defendants named in Hooper.
6.“Effective” means that all conditions set forth below in the definition of “Effective Date” have occurred.
7.“Effective Date” means the date when: (a) the Court has entered a final judgment order approving the Settlement set forth in this Settlement Agreement under Rule 23(e) of the Federal Rules of Civil Procedure and a final judgment dismissing the Action against eXp Holdings with prejudice has been entered; and (b) the time for appeal or to seek permission to appeal from the Court’s approval of the Settlement and the entry of a final judgment has expired or, if appealed, approval of the Settlement and the final judgment have been affirmed in their entirety by the Court of last resort to which such appeal has been taken and such affirmance is no longer subject to further appeal or review; excluding, however, any appeal or other proceedings unrelated to this Settlement Agreement initiated by any Non-eXp Defendant, the Department of Justice or State Attorneys General, or any person or entity related to the Non-eXp Defendants, and any such appeal or other proceedings shall not delay the Settlement Agreement from becoming final and shall not apply to this section; nor shall this section be construed as an admission that such parties have standing or other rights of objection or appeal with respect to this Settlement.  It is agreed that neither the provisions of Federal Rule of Civil Procedure 60, nor the All Writs Act, 28 U.S.C. § 1651, shall be considered in determining the above-stated times.
8.“Hooper” means Northern District of Georgia Case No. 1:23-cv-05392, which is currently pending.
9.“Opt-Out Sellers” means members of the Settlement Class who have timely exercised their rights to be excluded from the Settlement Class or have otherwise obtained Court approval to exercise such rights.
10.“Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, any business or legal entity, and such individual’s or entity’s spouse, heirs, predecessors, successors, representatives, affiliates and assignees.  For the avoidance of doubt, Persons include all real estate brokerages.
11.“Released Claims” means any and all manner of federal and state claims regardless of the cause of action in any way arising from or relating to conduct that was alleged or could have been alleged in the Action arising from or related to any or all of the same factual predicates for the claims alleged in the Action, including but not limited to compensation (including commissions and fees) negotiated, offered, obtained, or paid to brokerages in connection with the sale of any residential home.
12.“Released Parties” means eXp and all of its respective past, present and future, direct and indirect corporate parents (including holding companies), subsidiaries, related entities and affiliates, associates (all as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934), predecessors, and successors, and all of their respective franchisees, sub-franchisors, officers, directors, managing directors, employees, agents, contractors, independent contractor real estate agents, other independent contractors, attorneys, legal or other representatives, accountants, auditors, experts, trustees, trusts, heirs, beneficiaries, estates, executors, administrators, insurers, and assigns, and all of the franchisees’ and sub-franchisors’ respective officers, directors, managing directors, employees, agents, and independent contractors, and the affiliated legal entities through which any of the foregoing provide professional services and/or receive or paid consideration for same, if any.  Notwithstanding this definition, “Released Parties” shall not include the Non-eXp Corporate Defendants, or their past, present and future, direct and indirect corporate parents (including holding companies), subsidiaries, related entities and affiliates, associates (all as defined in SEC Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934), predecessors, and successors, and all of their respective franchisees, sub-franchisors, officers, directors, managing directors, employees, agents, contractors, independent contractor real estate agents, other independent contractors, attorneys, legal or other representatives, accountants, auditors, experts, trustees, trusts, heirs, beneficiaries, estates, executors, administrators, insurers, and assigns, and the affiliated legal entities through which any of the foregoing provide professional services and/or receive/paid consideration for same, if any.  For the avoidance of doubt, individuals who were members of the National Association of Realtors are not thereby excluded from being Released Parties, and entities and individuals that were sometimes associated with the eXp Entities and other times associated with a different Corporate Defendant are included as Released Parties for the periods of time they were associated with eXp and excluded for the periods of time they were associated with a different Corporate Defendant.  For the avoidance of doubt, the foregoing release is not intended to and does not release eXp or any other Person for any claims based on the conduct of any real estate brokerage acquired by eXp, or any other Person who becomes affiliated with eXp, after the Execution Date for conduct which took place before the Execution Date.
13.“Releasing Parties” means Plaintiffs and any Settlement Class Members (including any of their immediate family members, heirs, representatives, administrators, executors, devisees, legatees, and estates, acting in their capacity as such; and for entities including any of their past, present or future officers, directors, insurers, general or limited partners, divisions, stockholders, agents, attorneys, employees, legal representatives, trustees, parents, associates, affiliates, joint ventures, subsidiaries, heirs, executors, administrators, predecessors, successors and assigns, acting in their capacity as such solely with respect to the claims based on or derived from claims of the Plaintiffs or Settlement Class Members).
14.“Settlement” means the settlement of the Action contemplated by this Settlement Agreement.
15.“Settlement Class” means the class of persons that will be certified by the Court for settlement purposes only, namely, all persons who sold a home that was listed on a multiple listing service anywhere in the United States where a commission was paid to any brokerage in connection with the sale of the home between October 31, 2019 and date of Class Notice.  For avoidance of doubt, Plaintiffs and eXp intend this Settlement Agreement to provide for a nationwide class with a corresponding nationwide settlement and release.
16.“Settlement Class Member” means a member of the Settlement Class who does not file a valid request for exclusion from the Settlement Class.
17.“Settling Parties” means Plaintiffs and eXp.
18.“Total Monetary Settlement Amount” means $34 million (Thirty Four Million Dollars) in United States currency.  All costs of settlement, including all payments to class members (including Plaintiffs), all attorneys’ fees, expenses and costs, and all costs of notice and administration, will be paid out of the Total Monetary Settlement Amount, and eXp will pay nothing apart from the Total Monetary Settlement Amount.

B.Stipulation to Class Certification

19.The Settling Parties hereby stipulate for purposes of this Settlement only that the requirements of Federal Rules of Civil Procedure 23(a), 23(b)(2), and 23(b)(3) are satisfied and, subject to Court approval, the Settlement Class shall be certified for settlement purposes as to eXp.  The Settling Parties stipulate and agree to the conditional certification of the Settlement Class for purposes of this Settlement only.  Should, for whatever reason, the Settlement not become Effective, the Settling Parties’ stipulation to class certification as part of the Settlement shall become null and void.

20.Neither this Settlement Agreement, nor any statement, transaction, or proceeding in connection with the negotiation, execution, or implementation of this Settlement Agreement should be intended to be, construed as, or deemed to be evidence of an admission or concession by eXp that a class should be or should have been certified for litigation purposes, and none of them shall be admissible in evidence for any such purpose in any proceeding.

C.Approval of this Settlement Agreement and Dismissal of the Action

21.The Settling Parties agree to make reasonable best efforts to effectuate this Settlement Agreement, including, but not limited to, seeking the Court’s approval of procedures (including the giving of class notice under Federal Rules of Civil Procedure 23(c) and (e); scheduling a final fairness hearing) to obtain final approval of the Settlement and the final dismissal with prejudice of the Action as to eXp Holdings.  Within 30 days of the Execution Date, Plaintiffs will submit to the Court a motion requesting that the Court preliminarily approve the Settlement (the “Motion”).  The Motion shall include a proposed form of order preliminarily approving the Settlement and enjoining Releasing Parties from prosecuting any Released Claims in any forum until the Effective Date of this Settlement.  At least 72 hours before submission to the Court, the papers in support of the Motion for preliminary approval shall be provided by Co-Lead Counsel to eXp for its review.  To the extent that eXp objects to any aspect of the Motion, it shall communicate such objection to Co-Lead Counsel and the Settling Parties shall meet and confer to resolve any such objection.  The Settling Parties shall take all reasonable actions as may be necessary to obtain preliminary approval of the Settlement.  To the extent the Court finds that the Settlement does not meet the standard for preliminary approval, the Settling Parties will negotiate in good faith to modify the Settlement Agreement directly or with the assistance of mediators Hon. Daniel Weinstein (Ret.) and/or Ambassador David Carden, and will endeavor to resolve any issues to the satisfaction of the Court.
22.The Settling Parties agree that Plaintiffs may at their sole discretion: (i) seek to include notice of this Settlement to the Settlement Class and for claim administration along with any settlement with another Defendant or (ii) seek approval of a separate plan for providing class notice of this Settlement in a manner that meets the requirements of due process and Federal Rule of Civil Procedure 23.  The Settling

Parties agree to the use of CPT Group Inc. (“CPT”) as a claims and notice administrator.  The timing of any request to disseminate notice to the Settlement Class will be at the discretion of Co-Lead Counsel.  Co-Lead Counsel shall include an objection deadline for this settlement no later than 45 days after the dissemination of notice to the Settlement Class.
23.Within ten (10) calendar days after the filing with the Court of this Settlement Agreement and the accompanying motion papers seeking its preliminary approval, CPT, the notice administrator, shall, at eXp’s expense to be credited against the Total Monetary Settlement Amount, cause notice of the Settlement Agreement to be served upon appropriate State and Federal officials as provided in the Class Action Fairness Act, 28 U.S.C. § 1715 (“CAFA”).
24.If the Settlement is preliminarily approved by the Court, Plaintiffs shall timely seek final approval of the Settlement and entry of a final judgment order as to eXp Holdings:
(a)certifying the Settlement Class under Federal Rule of Civil Procedure 23(b), solely for purposes of this Settlement;
(b)granting final approval of the Settlement as fair, reasonable, and adequate within the meaning of Federal Rules of Civil Procedure 23(e) and directing the consummation of the Settlement according to its terms and conditions, without material modification of those terms and conditions;
(c)determining that the Settlement notice constituted the best notice practicable under the circumstances of this Settlement Agreement and the Fairness Hearing, and constituted due and sufficient notice for all other purposes to all Persons entitled to receive notice;
(d)directing that, as to eXp Holdings only, the Action be dismissed with prejudice and, except as provided for herein, without costs;
(e)discharging and releasing the Released Parties from all Released Claims;
(f)enjoining Plaintiffs and members of the Settlement Class from suing any of the Released Parties for any of the Released Claims;

(g)confirming that eXp Holdings has provided the appropriate notice pursuant to CAFA;
(h)reserving exclusive jurisdiction over the Settlement and this Settlement Agreement, including reserving exclusive jurisdiction over the administration and consummation of this Settlement to the United States District Court for the Northern District of Georgia; and
(i)determining under Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing entry of final judgment as to eXp Holdings.

The Parties shall take all reasonable actions as may be necessary to obtain final approval of the Settlement Agreement without modification to any of its material terms and conditions.

25.This Settlement Agreement will become Effective only after the occurrence of all conditions set forth above in the definition of the Effective Date.

D.Releases, Discharge, and Covenant Not to Sue

26.Upon the occurrence of the Effective Date, the Releasing Parties expressly and irrevocably waive, and fully, finally, and forever settle, discharge, and release the Released Parties from, any and all manner of claims, demands, actions, suits, and causes of action, whether individual, class, representative, or otherwise in nature, for damages, restitution, disgorgement, interest, costs, expenses, attorneys’ fees, fines, civil or other penalties, or other payment of money, or for injunctive, declaratory, or other equitable relief, whenever incurred, whether directly, indirectly, derivatively, or otherwise, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, actual or contingent, in law or in equity, that any Releasing Party ever had, now has, or hereafter can, shall, or may have and that have accrued as of the date of final approval of the Settlement arising from or related to the Released Claims.  The Released Claims include but are not limited to the antitrust and consumer protection claims brought in the Action and similar state and federal statutes.  In connection therewith, upon the Effective Date of Settlement, each of the Releasing Parties (i) shall forever be enjoined from prosecuting in any forum any Released Claims against any of the Released Parties that accrued from the beginning of time through the date of final approval of the Settlement; and (ii) agrees and covenants not to sue any of the Released Parties with respect to any Released Claims.  For avoidance of doubt, this release extends to, but only to, the fullest extent permitted by law.
27.The Releasing Parties may hereafter discover facts other than or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims.  Nevertheless, the Releasing Parties expressly, fully, finally, and forever settle and release, and, upon the Effective Date, shall be deemed to have, and by operation of the Final Judgment and Order of Dismissal shall have, fully, finally, and forever settled and released, any and all Released Claims, without regard to the subsequent discovery or existence of such other, different, or additional facts, as well as any and all rights and benefits existing under (i) Cal. Civ. Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

or any equivalent, similar or comparable present or future law or principle of law of any jurisdiction, including but not limited to Section 20-7-11 of the South Dakota Codified Laws, which provides that “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR;” or (ii) any law or principle of law of any jurisdiction that would limit or restrict the effect or scope of the provisions of the release set forth above, without regard to the subsequent discovery or existence of such other, different, or additional facts.  The Releasing Parties acknowledge that the inclusion of unknown claims in the definition of Released Claims was separately bargained for and was a material element of the Settlement Agreement.

28.The Releasing Parties intend by this Settlement Agreement to settle with and release only the Released Parties, and the Settling Parties do not intend this Settlement Agreement, or any part hereof,

or any other aspect of the proposed Settlement or release, to release or otherwise affect in any way any claims concerning product liability, breach of warranty, breach of contract or tort of any kind (other than a breach of contract or tort based on any factual predicate in this Action), a claim arising out of violation of the Uniform Commercial Code, or personal or bodily injury.  The release also does not extend to other individual claims that a class member may have against his or her own broker or agent based on a breach of contract, breach of fiduciary duty, malpractice, negligence or other tort claim, other than a claim that a class member paid an excessive commission or home price due to the claims at issue in these Action.
29.If any of the Releasing Parties hereafter sues any of the Released Parties (or brings an arbitration) for any of the Released Claims, this Settlement Agreement, when pleaded, shall be and constitute a complete defense and bar thereto.
30.Each Releasing Party represents and warrants that it is the sole owner of any and all claims that it has or ever had against any of the Released Parties and that it has not sold, assigned, or in any way encumbered any such claims, in whole or in part, to any person or party.

E.Payment of the Settlement Amount

31.Plaintiffs will open a special interest-bearing settlement escrow account or accounts, established for that purpose as a qualified settlement fund as defined in Section 1.468B-1(a) of the U.S. Treasury Regulations (the “Escrow Account”).  Within 30 business days after preliminary approval of the Settlement, or after Co-Lead Counsel has provided wire instructions to eXp, whichever occurs later, eXp will deposit fifty percent of the Settlement Amount into the qualified settlement fund.  Within one year of the foregoing initial settlement payment, eXp will deposit the remainder of the Settlement Amount into the qualified settlement fund.  All accrued interest shall be for the benefit of the plaintiff classes unless the Settlement is not approved, in which case the interest shall be for the benefit of eXp.

F.The Settlement Fund

32.The Total Monetary Settlement Amount and any interest earned thereon shall be held in the Escrow Account and constitute the “Settlement Fund.”  The full and complete cost of the settlement notice, claims administration, Settlement Class Members’ compensation, attorneys’ fees and reimbursement of all actual expenses of the Action, any other litigation costs of Plaintiffs (all as approved by the Court), and all applicable taxes, if any, assessable on the Settlement Fund or any portion thereof, will be paid out of the Settlement Fund. In no event will eXp’s monetary liability with respect to the Settlement exceed the Total Monetary Settlement Amount.
33.The Settling Parties and their counsel will not have any responsibility, financial obligation, or liability for any fees, costs, or expenses related to providing notice to the Settlement Class or administering the settlement except in Paragraph 34 of this Settlement Agreement.  Such fees, costs, or expenses shall be paid solely from the Settlement Fund with Court approval.  The balance of the Settlement Fund shall be disbursed to Settlement Class Members as provided in a Plan of Allocation (as defined below) approved by the Court.  The Settling Parties shall have the right to audit amounts paid from the Settlement Fund.
34.After preliminary approval of the Settlement and approval of a class notice plan, Co-Lead Counsel may utilize a portion of the Settlement Fund to provide notice of the Settlement to potential members of the Settlement Class.  eXp will not object to Co-Lead Counsel withdrawing from the Settlement Fund, subject to any necessary Court approval, up to $500,000 to pay the costs for notice.  If Plaintiffs settle with one (or more) Non-eXp Corporate Defendants and notice of one or more other settlements is included in the notice of the eXp settlement, then the cost of such notice will be apportioned equitably between (or among) the eXp Settlement Fund and the other settling Defendant(s)’ settlement funds.  The amount spent or accrued for notice and notice administration costs is not refundable to eXp in the event the Settlement Agreement is disapproved, rescinded, or otherwise fails to become Effective.
35.Subject to Co-Lead Counsel’s sole discretion as to timing, except that the timing must be consistent with rules requiring that Settlement Class Members be given the opportunity to review fee applications, Co-Lead Counsel may apply to the Court for a fee award, plus expenses, and costs incurred, to be paid out of the Settlement Fund.  Within 14 business days after any order by the Court awarding attorneys’ fees, expenses, or costs, the escrow agent for the Settlement Fund shall pay any approved attorneys’ fees, expenses, or costs, up to the amount specified in Paragraph 18 above for such fees, expenses, and costs by wire transfer as directed by Co-Lead Counsel in accordance with and attaching the Court’s Order, provided that each Co-Lead Counsel receiving payment signs an assurance, in the form attached hereto as Appendix A, attesting that they will repay all awarded amounts if this Settlement Agreement does not become Effective.
36.The Settlement Fund will be invested in United States Government Treasury obligations or United States Treasury money market funds.
37.eXp will not have any responsibility, financial obligation, or liability whatsoever with respect to the investment, distribution, use, or administration of the Settlement Fund, including, but not limited to, the costs and expenses of such investment, distribution, use or administration except as expressly otherwise provided in this Settlement Agreement. eXp’s only payment obligation is to pay the Total Monetary Settlement Amount.
38.There will be no reduction of the Total Monetary Settlement Amount based on Opt-Out Sellers.  The Settlement will be non-reversionary except as set forth below in Section H.  If the Settlement becomes Effective, no proceeds from the Settlement will revert to eXp regardless of the claims that are made.
39.No disbursements shall be made from the Settlement Fund prior to the Effective Date of this Settlement Agreement except as described in Paragraphs 34 and 35 above and 42 below.
40.The distribution of the Settlement Fund shall be administered pursuant to a plan of allocation (the “Plan of Allocation”) proposed by Co-Lead Counsel in their sole and absolute discretion and subject to the approval of the Court. eXp will have no participatory or approval rights with respect to the Plan of Allocation.  It is understood and agreed by the Settling Parties that any proposed Plan of Allocation, including, but not limited to, any adjustments to an authorized claimant’s claim, is completely independent of and is not a part of this Settlement Agreement and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement Agreement.  The

Settlement Class, Plaintiffs, and eXp shall be bound by the terms of the Settlement Agreement, irrespective of whether the Court or any other court, including on any appeal, disapproves or modifies the Plan of Allocation, and any modification or rejection of the Plan of Allocation shall not affect the validity or enforceability of this Settlement Agreement or otherwise operate to terminate, modify, or cancel that Agreement.
41.The Releasing Parties will look solely to the Settlement Fund for settlement and satisfaction against the Released Parties of all Released Claims and shall have no other recovery against eXp or the Released Parties.

G.Taxes

42.Co-Lead Counsel is solely responsible for filing all informational and other tax returns necessary to report any net taxable income earned by the Settlement Fund and shall file all informational and other tax returns necessary to report any income earned by the Settlement Fund and shall be solely responsible for taking out of the Settlement Fund, as and when legally required, any tax payments, including interest and penalties due on income earned by the Settlement Fund.  All taxes (including any interest and penalties) due with respect to the income earned by the Settlement Fund shall be paid from the Settlement Fund.  eXp has no responsibility to make any filings relating to the Settlement Fund and will have no responsibility to pay tax on any income earned by the Settlement Fund or to pay any taxes on the Settlement Fund unless the Settlement does not become Effective and the Settlement Fund is returned to eXp.  In the event the Settlement does not become Effective and any funds including interest or other income are returned to eXp, eXp will be responsible for the payment of all taxes (including any interest or penalties), if any, on said interest or other income.  eXp makes no representations regarding, and will not be responsible for, the tax consequences of any payments made pursuant to this Settlement Agreement to Co-Lead Counsel or to any Settlement Class Member.

H.Rescission

43.If the Court does not certify the Settlement Class as defined in this Settlement Agreement, or if the Court does not approve this Settlement Agreement in all material respects, or if such approval is modified or set aside on appeal in any material respects, or if the Court does not enter final approval, or if any judgment approving this Settlement Agreement is materially modified or set aside on appeal, or if all of the conditions for the Effective Date do not occur, then this Settlement Agreement may be rescinded by eXp or by Plaintiffs on behalf of the Settlement Class by written notice to the Court and to counsel for the other Settling Party filed and served within 10 business days of the entry of an order not granting court approval or having the effect of disapproving or materially modifying the terms of this Settlement Agreement.  A modification or reversal on appeal of any amount of the Settlement Fund that the Court authorizes to be used to pay Plaintiffs’ fees or litigation expenses or costs shall not be deemed a modification of all or a part of the terms of this Settlement Agreement or such final judgment order.  The Settling Parties have agreed in a Confidential Supplemental Agreement that, after the deadline for filing timely Opt-Out requests has passed, Plaintiffs will provide to eXp a list of exclusion requests.  In its sole discretion, eXp shall have the right to rescind or terminate this Settlement Agreement if Opt-Out requests for exclusion exceed the threshold specified in the Confidential Supplemental Agreement.
44.If the Settlement or Settlement Agreement is rescinded for any reason, then the balance of the Total Monetary Settlement Amount in the Settlement Fund will be returned to eXp with interest accrued thereon.  In the event that the Settlement Agreement is rescinded, and subject to the dollar limits set forth in Paragraph 34 above: (a) the funds already expended from the Settlement Fund for the costs of notice and administration will not be returned to eXp; and (b) funds to cover notice and administration expenses that have been incurred but not yet paid from the Settlement Fund will also not be returned to eXp.
45.If the Settlement or Settlement Agreement is rescinded for any valid reason before payment of claims to Settlement Class Members, then the Settling Parties will be restored to their respective positions in the Action as of the Execution Date.  Plaintiffs and eXp agree that any rulings or judgments that occur in the Action on or after December 5, 2024 and before this Settlement Agreement is rescinded will not bind Plaintiffs, eXp or any of the Released Parties.  Plaintiffs and eXp agree to waive any argument of claim or issue preclusion against Plaintiffs or eXp arising from such rulings or judgments.  In the event of rescission, the Action will proceed as if this Settlement Agreement had never been executed and this Settlement

Agreement, and representations made in conjunction with this Settlement Agreement, may not be used in the Action or otherwise for any purpose.  eXp and Plaintiffs expressly reserve all rights if the Settlement Agreement does not become Effective or if it is rescinded by eXp or the Plaintiffs.  The Settling Parties agree that pending deadlines for motions not yet filed, and all deadlines (whether pending or past) for motions that will be withdrawn pursuant to this Settlement Agreement, shall be tolled for the period from the Execution Date, until the date this Settlement or Settlement Agreement is rescinded, and no Settling Party shall contend that filing or renewal of such motions was rendered untimely by or was waived by the operation of this Settlement Agreement.
46.eXp warrants and represents that it is not “insolvent” within the meaning of applicable bankruptcy laws as of the time the Settlement Term Sheet was executed, and, will warrant and represent, that it is not “insolvent” within the meaning of applicable bankruptcy laws at the time that payments of the Settlement Amount are actually transferred or made.  In the event of a final order of a court of competent jurisdiction, not subject to any further proceedings, determining the transfer of the Settlement Amount, or any portion thereof, by or on behalf of eXp to be a preference, voidable transfer, fraudulent transfer or similar transaction under Title 11 of the U.S. Code (Bankruptcy) or applicable state law and any portion thereof is required to be refunded and such amount is not promptly deposited in the Escrow Account by or on behalf of eXp, then, at the election of Co-Lead Counsel, the Settlement may be terminated and the releases given and the judgment entered pursuant to the Settlement shall be null and void.
47.The Settling Parties’ rights to terminate this Settlement Agreement and withdraw from this Settlement Agreement are a material term of this Settlement Agreement.
48.eXp reserves all of its legal rights and defenses with respect to any claims brought by potential Opt-Out Sellers.

I.Practice Changes

49.As soon as practicable, and in no event later than three months after the Effective Date, eXp (defined for purposes of this paragraph to include present and future, direct and indirect corporate subsidiaries, related entities and affiliates, predecessors, and successors) will implement the following practice changes in the United States:
i.	advise and at least yearly remind eXp’s agents (including, without limitation, independent contractor real estate agents) that there is no eXp requirement that they must make offers to or must accept offers of compensation from buyer brokers or other buyer representatives or that, if made, such offers must be blanket, unconditional, nonnegotiable or unilateral;
ii.	require that any eXp agents (including, without limitation, independent contractor real estate agents) disclose to prospective home sellers and buyers and state in conspicuous language that broker commissions are not set by law and are fully negotiable (i) in their listing agreement if it is not a government or MLS-specified form, (ii) in their buyer representation agreement if there is one and it is not a government or MLS-specified form, and (iii) in pre-closing disclosure documents if there are any and they are not government or MLS-specified forms. In the event that the listing agreement, buyer representation agreement, or pre-closing disclosure documents is a government or MLS-specified form, then eXp will require that any eXp agents include a disclosure with conspicuous language expressly stating that broker commissions are not set by law and are fully negotiable;
iii.	prohibit all eXp agents (including, without limitation, independent contractor real estate agents) acting as cooperating broker, buyer broker or other buyer representative from advertising or otherwise representing that their services are free unless they will receive no financial compensation from any source for those services;

iv.	require that eXp owned brokerages and their agents disclose any offer of compensation made in connection with each home marketed to prospective buyers in any format. For purposes of clarity, a seller’s offer or “seller’s concession” within the MLS fields that are not limited to or conditioned on it being used to compensate a cooperating broker, buyer broker or other buyer representative, but may be used as such, is not an “offer of compensation” for purposes of this subparagraph;
v.	prohibit eXp agents (including, without limitation, independent contractor real estate agents) from utilizing any technology or taking manual actions to filter out or restrict listings that are searchable by and displayed to consumers based on the level of compensation offered to any cooperating broker, buyer broker or other buyer representative unless directed to do so by the client (and eliminate any internal eXp systems or technological processes that may currently facilitate such practices);
vi.	advise and at least yearly remind eXp company owned brokerages and their agents of their obligation to (and recommend and encourage that any franchisees and their agents) show properties regardless of the existence or amount of compensation offered to buyer brokers or other buyer representatives provided that each such property meets the buyer’s articulated purchasing priorities;
vii.	for each of the above points, for any company-owned brokerages, franchisees, and their agents, develop training materials consistent with the above relief and eliminate or modify any contrary training materials currently used.
50.If not automatically terminated earlier by their own terms, the obligations set forth in Paragraph 49 will sunset 5 years after the Effective Date.

51.eXp acknowledges that the practice changes set forth here are a material component of this Settlement Agreement and agrees to use its best efforts to implement the practice changes specified in this Section.

J.Cooperation

52.eXp (defined for purposes of this paragraph to include present and future, direct and indirect corporate subsidiaries, related entities and affiliates, predecessors, and successors) will provide valuable cooperation to Plaintiffs as follows in the Action, including to the extent that it is consolidated pursuant to In re Real Estate Commission Antitrust Litigation (MDL No. 3100).  The cooperation obligations set forth in this paragraph shall be the full extent of any further obligations by eXp or any of its past, present or future officers, directors, employees, or agents to provide evidence in, or otherwise cooperate in connection with the Action.  Any disputes regarding the scope of these provisions or compliance with these provisions can be referred to Hon. Daniel Weinstein (Ret.) or another mediator, mutually chosen by the parties, for binding resolution.
i.	eXp will use reasonable best efforts to produce relevant summary-level, companywide transactional data limited to the class period. This data will be aggregated on a quarterly basis and will provide transactional volume, transactional value, and commissions paid on a state by state basis. The data will be sufficient to show volume of commerce and the average commission percentage. To the extent reasonably feasible, the data will be produced at a generally similar time to when other Defendants produce transactional data in the Action.
ii.	eXp will produce documents sufficient to show its and its officers, employees, and agents’ membership and participation in NAR, that was subject to, and complied with the challenged NAR rules during the class period, including whether and how eXp accepted, adopted and implemented the challenged NAR rules.

iii.	eXp will provide up to seven hours of 30(b)(6) testimony and up to seven hours of 30(b)(1) testimony of no more than two 30(b)(1) witnesses. The time only includes Plaintiffs’ questioning and does not include questioning by any other party. Notwithstanding anything to the contrary in this Paragraph, no eXp deposition witness will sit for more than seven hours on the record of questioning, including questioning from Plaintiffs and any other party, provided that Plaintiffs get up to 4.5 hours. eXp will make one, mutually agreed upon, witness available at trial, as necessary, and provide access via counsel to that witness prior to trial testimony for up to two (2) hours.
iv.	eXp will use reasonable best efforts to authenticate documents and/or things produced by it in the Action where the facts indicate that the documents and/or things at issue are authentic, by declarations or affidavits if possible, or at hearings or trial if necessary;
v.	eXp will use reasonable best efforts to provide the facts necessary to establish that documents and/or things produced by it in the Action are “business records,” a present sense impression, an excited utterance, a recorded recollection, or are otherwise admissible under the Federal Rules of Evidence, by declarations or affidavits if possible, or at hearings or trial if necessary;
vi.	eXp will use reasonable best efforts at its expense to provide relevant class member and listing data and answer questions about that data to support the provision of class notice, administration of any settlements, or the litigation of the Action;
vii.	if another Defendant includes a witness on a witness list who is then a current officer or employee of eXp or its subsidiaries, eXp will cooperate in providing access via counsel to that witness prior to trial testimony for up to two (2) hours;

viii.	eXp agrees not to provide greater assistance in discovery or trial to any defendant than to the Plaintiffs, unless required by subpoena or other compulsory process.
53.eXp’s cooperation obligations, as set forth in Paragraph 52, shall not require the production of information, testimony, and/or documents that are protected from disclosure by the attorney-client privilege, work product doctrine, joint defense privilege, or any other applicable privilege or doctrine.
54.eXp’s obligation to cooperate will not be affected by the release set forth in this Settlement Agreement or the final judgment orders with respect to eXp.  Unless this Settlement Agreement is rescinded, disapproved, or otherwise fails to become Effective, the obligation to cooperate as set forth here will continue until the date that final judgment has been entered in the Action against the non-eXp Defendants and the time for appeal or to seek permission to appeal from the entry of a final judgment has expired or, if appealed, any final judgment has been affirmed in its entirety by the Court of last resort to which such appeal has been taken and such affirmance is no longer subject to further appeal or review.
55.eXp acknowledges that the cooperation set forth here is a material component of this Settlement Agreement and agrees to use its reasonable best efforts to provide the cooperation specified in this Section.

K.Miscellaneous

56.This Settlement Agreement and any actions taken to carry out the Settlement are not intended to be, nor may they be deemed or construed to be, an admission or concession of liability, or of the validity of any claim, defense, or point of fact or law on the part of any party.  eXp denies the material allegations of the complaints in the Action.  Neither this Settlement Agreement, nor the fact of Settlement, nor settlement proceedings, nor the settlement negotiations, nor any related document, shall be used as an admission of any fault or omission by eXp, or be offered in evidence as an admission, concession, presumption, or inference of any wrongdoing by eXp in any proceeding.
57.This Settlement Agreement was reached with the assistance of counsel after arm’s-length negotiations before neutral mediators, Hon. Daniel Weinstein (Ret.) and Ambassador David Carden of

JAMS.  The Settling Parties reached the Settlement Agreement after considering, among other things, the risks and costs of litigation.  The Settling Parties agree to continue to maintain the confidentiality of all settlement discussions and materials exchanged during the settlement negotiation.  The terms of the settlement continue to be subject to mediation privilege and must be kept strictly confidential until a motion for preliminary approval is filed—except as necessary for eXp to meet its financial reporting obligations.
58.Any disputes relating to this Settlement Agreement will be governed by Georgia law without regard to conflicts of law provisions.
59.This Settlement Agreement does not settle or compromise any claim by Plaintiffs or any other Settlement Class Member against (a) any Non-eXp Defendant or (b) any alleged co-conspirator or other person or entity other than the Released Parties.  All rights of any Settlement Class Member against any Non-eXp Defendant or an alleged co-conspirator or other person or entity other than the Released Parties are specifically reserved by Plaintiffs and the other Settlement Class Members.
60.This Settlement Agreement and the Confidential Supplemental Agreement constitute the entire, complete and integrated agreement among Plaintiffs and eXp pertaining to the Settlement of the Action against eXp, and supersedes all prior and contemporaneous undertakings, communications, representations, understandings, negotiations, and discussions, either oral or written between Plaintiffs and eXp, including but not limited to the Term Sheet executed on October 1, 2024.  Plaintiffs and eXp agree that this Settlement Agreement and the Confidential Supplemental Agreement may be modified or amended only by a writing executed by Plaintiffs and eXp and that no Party will assert any claim against another based on any alleged agreement affecting or relating to the terms of this Settlement Agreement or the Confidential Supplemental Agreement not in writing and signed by the Parties.  The waiver by any Party of any particular breach of this Settlement Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Settlement Agreement.  This Settlement Agreement does not waive or otherwise limit the Parties’ rights and remedies for any breach of this Agreement.  Any breach of this Settlement Agreement may result in irreparable damage to a Party for which such Party will not have an adequate remedy at law.  Accordingly, in addition to any other remedies and damages available, the Parties acknowledge and agree that the Parties may immediately seek enforcement of this Settlement Agreement by means of specific performance or injunction, without the requirement of posting a bond or other security.
61.This Settlement Agreement may be executed in counterparts by Plaintiffs and eXp, and a facsimile or pdf signature shall be deemed an original signature for purposes of executing this Settlement Agreement.
62.No provision of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity that is not a Released Party, Plaintiff, member of the Settlement Class or Co-Lead Counsel.
63.Neither Plaintiffs nor eXp shall be considered the drafter of this Settlement Agreement or any of its provisions for the purpose of any statute, the common law, or rule of interpretation that would or might cause any provision of this Settlement Agreement to be construed against the drafter.
64.The provisions of this Settlement Agreement shall, where possible, be interpreted in a manner to sustain their legality and enforceability.
65.The Court shall retain jurisdiction over the implementation and enforcement of this Settlement Agreement and the Settlement.
66.It is agreed that this Settlement Agreement shall be admissible in any proceeding for establishing the terms of the Parties’ agreement or for any other purpose with respect to implementing or enforcing this Settlement Agreement.
67.The terms of the Settlement Agreement are and shall be binding upon and inure to the benefit of, to the fullest extent possible, each of the Releasing Parties and the Released Parties, and upon all other Persons claiming any interest in the subject matter hereto through any of the Settling Parties, Releasing Parties, Released Parties, and any Settlement Class Members.
68.The Parties agree that neither they nor their executive-level employees will make extrajudicial public statements that disparage either the Parties or their conduct in connection with the

Action.  For the avoidance of doubt, the Parties agree that statements made in the Action in court filings, arguments, hearings, and trial are not subject to this provision.
69.This Settlement Agreement shall provide the sole and exclusive remedy for any and all Released Claims against any Released Party, and upon the Effective Date, the Releasing Parties shall be forever barred from initiating, asserting, maintaining or prosecuting any and all Released Claims against any Released Party.
70.Any disputes between eXp and Co-Lead Counsel concerning this Settlement Agreement shall, if they cannot be resolved by the Settling Parties, be presented to Hon. Daniel Weinstein (Ret.), or Ambassador David Carden, or another mutually agreed upon mediator, for assistance in mediating a resolution.
71.Each Settling Party acknowledges that he, she or it has been and is being fully advised by competent legal counsel of such Settling Party’s own choice and fully understands the terms and conditions of this Settlement Agreement, and the meaning and import thereof, and that such Settling Party’s execution of this Settlement Agreement is with the advice of such Settling Party’s counsel and of such Settling Party’s own free will.  Each Settling Party represents and warrants that it has sufficient information regarding the transaction and the other parties to reach an informed decision and has, independently and without relying upon any representations by or on behalf of any other parties, other than those representations expressly set forth in writing in this Settlement Agreement, and based on such information as it has deemed appropriate, made its own decision to enter into this Settlement Agreement and was not fraudulently or otherwise wrongfully induced to enter into this Settlement Agreement.
72.All notices under this Settlement Agreement shall be in writing. Each such notice shall be given either by: (a) hand delivery; (b) registered or certified mail, return receipt requested, postage pre-paid; or (c) Federal Express or similar overnight courier. A copy of such notice shall also be provided by email.

If directed to Plaintiffs, the Settlement Class, or any member of the Settlement Class, to:

Bryan Knight

Jonathan Palmer

KNIGHT PALMER LLC

1360 Peachtree Street, Suite 1201

Atlanta, GA 30309

bknight@knightpalmerlaw.com

jpalmer@knightpalmerlaw.com

Nathan Chapman

KABAT, CHAPMAN & OZMER LLP

171 17th Street NW, Suite 1550

Atlanta, GA 30363

nchapman@kcozlaw.com

If directed to eXp:

Stephen J. Siegel

Andrew D. Campbell

Elizabeth C. Wolicki

Julie Johnston-Ahlen

ARMSTRONG TEASDALE LLP

100 North Riverside Plaza

Chicago, IL 60606

ssiegel@atllp.com

acampbell@atllp.com

ewolicki@atllp.com

jja@atllp.com

James A. Morsch

SAUL EWING LLP

161 N. Clark Street, Suite 4200

Chicago, IL 60601

jim.morsch@saul.com

73.Each of the undersigned attorneys represents that he or she is fully and expressly authorized to enter into the terms and conditions of, and to execute, this Settlement Agreement on behalf of each and every one of the clients for which counsel is signing.

[The remainder of this page is intentionally left blank.]

CO-LEAD COUNSEL

/s/ Bryan Knight

KNIGHT PALMER LLC

/s/ Nathan Chapman    ex

KABAT, CHAPMAN & OZMER LLP

EXP WORLD HOLDINGS, INC., EXP REALTY, LLC, EXP REALTY OF CALIFORNIA, INC., EXP REALTY OF SOUTHERN CALIFORNIA, INC., EXP REALTY OF GREATER LOS ANGELES, INC., AND EXP REALTY OF NORTHERN CALIFORNIA, INC.

By: /s/ James Bramble

James Bramble, General Counsel and authorized signatory

APPENDIX A

1925 HOOPER LLC; ROBERT J. ARKO; and ANDREW M. MOORE; on behalf of themselves and all others similarly situated, Plaintiffs, v. NATIONAL ASSOCIATION OF REALTORS, et al., Defendants.	Case No. 1:23-cv-05392-MHC

Plaintiffs 1925 Hooper LLC, Robert J. Arko, and Andrew M. Moore (collectively “Plaintiffs”) and Defendant eXp World Holdings, Inc. (“eXp Holdings”), eXp Realty, LLC, eXp Realty of California, Inc., eXp Realty of Southern California, Inc., eXp Realty of Greater Los Angeles, Inc., and eXp Realty of Northern California, Inc. (together with eXp Holdings, “eXp”) (collectively, “the Parties”), by and through and including their undersigned counsel, stipulate and agree as follows:

WHEREAS, each firm defined in the Settlement Agreement as Co-Lead Counsel desires to give an undertaking (the “Undertaking”) for repayment of the award of attorneys’ fees, costs, and expenses approved by the Court, and

WHEREAS, the Parties agree that this Undertaking is in the interests of all Parties and in service of judicial economy and efficiency.

NOW, THEREFORE, the undersigned counsel, individually and as agent for his/her law firm, hereby submits both to the jurisdiction of the Court for the purpose of enforcing the provisions of this Undertaking.

Capitalized terms used herein without definition have the meanings given to them in the Settlement Agreement.

By receiving any payments pursuant to the Settlement Agreement, Co-Lead Counsel and their shareholders, members, and/or partners submit to the jurisdiction of the United States District Court for the

Northern  District of Georgia for the enforcement of, and any and all disputes relating to or arising out of, the reimbursement obligation set forth herein and in the Settlement Agreement.

In the event that the Settlement Agreement does not receive final approval or any part of the final approval is vacated, overturned, reversed, or rendered void as a result of an appeal, or the Settlement Agreement is voided, rescinded, or otherwise terminated for any other reason, Co-Lead Counsel shall, within thirty (30) days, repay to eXp, based upon written instructions provided by eXp, the full amount of the attorneys’ fees, expenses and costs paid to Co-Lead Counsel from the Settlement Fund, including any accrued interest.

In the event the Settlement Agreement becomes Effective, but the attorneys’ fees, costs, and expenses awarded by the Court or any part of them are vacated, overturned, modified, reversed, or rendered void as a result of an appeal, Co-Lead Counsel shall within thirty (30) days repay to the Settlement Fund, based upon written instructions provided by the settlement administrator, the attorneys’ fees, expenses and costs paid to Co-Lead Counsel from the Settlement Fund in the amount vacated or modified, including any accrued interest.

This Undertaking and all obligations set forth herein shall expire upon finality of all appeals of the final settlement order and judgment pertaining to attorneys’ fees, such that the finality of those fees no longer remains in doubt.

In the event Co-Lead Counsel fails to repay to eXp any of the attorneys’ fees, expenses and costs that are owed to it pursuant to this Undertaking, the Court shall, upon application of eXp, and notice to Co-Lead Counsel, summarily issue orders, including but not limited to judgments and attachment orders against Co-Lead Counsel.

The undersigned stipulate, warrant, and represent that they have both actual and apparent authority to enter into this stipulation, agreement, and undertaking on behalf of each firm identified as Co-Lead Counsel. This agreement will only be effective upon its execution by each firm identified in the Settlement Agreement as Co-Lead Counsel.

Co-Lead Counsel acknowledge that this Undertaking is a material component of the Settlement Agreement and agree to use its reasonable efforts to timely effect the terms specified in this Undertaking. Each undersigned Co-Lead Counsel warrants and represents that it is not “insolvent” within the meaning of applicable bankruptcy laws as of the time this Undertaking is executed.

This Undertaking may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Signatures by facsimile or PDF shall be as effective as original signatures.

The undersigned declare under penalty of perjury under the laws of the United States and the State of Georgia  that they have read and understand the foregoing and that it is true and correct.

IT IS SO STIPULATED THROUGH COUNSEL OF RECORD:

CO-LEAD COUNSEL

/s/ Bryan Knight

KNIGHT PALMER LLC

/s/ Nathan Chapman

KABAT, CHAPMAN & OZMER LLP

EXP WORLD HOLDINGS, INC., EXP REALTY, LLC, EXP REALTY OF CALIFORNIA, INC., EXP REALTY OF SOUTHERN CALIFORNIA, INC., EXP REALTY OF GREATER LOS ANGELES, INC., AND EXP REALTY OF NORTHERN CALIFORNIA, INC.

By: /s/ James Bramble

James Bramble, General Counsel and authorized signatory